Exhibit 10.2

THIS SUBORDINATED UNSECURED PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAW AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED BY ANY PERSON, INCLUDING A PLEDGEE, UNLESS (1) EITHER (A) A REGISTRATION STATEMENT WITH RESPECT TO THIS SUBORDINATED UNSECURED PROMISSORY NOTE SHALL BE EFFECTIVE UNDER THE ACT OR (B) THE COMPANY SHALL HAVE RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT IS THEN AVAILABLE AND (2) THERE SHALL HAVE BEEN COMPLIANCE WITH APPLICABLE SECURITIES LAWS.

THIS PROMISSORY NOTE HAS BEEN ISSUED WITH A 10% ORIGINAL ISSUE DISCOUNT (“OID”). PURSUANT TO TREASURY REGULATION §1.1275-3(b)(1), DR. JOSÉ R. ROSAS-BUSTOS, A REPRESENTATIVE OF THE COMPANY WILL, BEGINNING TEN DAYS AFTER THE ISSUE DATE OF THIS PROMISSORY NOTE, PROMPTLY MAKE AVAILABLE TO THE HOLDER UPON REQUEST THE INFORMATION DESCRIBED IN TREASURY REGULATION §1.1275-3(b)(1)(i). DR. JOSÉ R. ROSAS-BUSTOS MAY BE REACHED AT TELEPHONE NUMBER 807-700-6696.

EIGENQ, INC.

SUBORDINATED UNSECURED PROMISSORY NOTE

$2,413,333.33	New York, NY

No. 2026-002	October 19, 2026

EigenQ, Inc., a Delaware corporation (the “Company”), for value received, hereby promises to pay to [●], a Delaware limited liability company (the “Holder”), or the Holder’s successors or permitted assigns, the principal sum of $2,413,333.33, together with interest, in the manner provided herein. This Subordinated Unsecured Promissory Note (this “Unsecured Promissory Note”) is one of a series of subordinated unsecured promissory notes of the Company (collectively, the “Unsecured Promissory Notes”) issued pursuant to that certain Securities Purchase Agreement dated October 19, 2026 (as may be amended from time to time, the “Purchase Agreement”), by and among the Company, Silicon Valley Acquisition Corp. and the Holder. The terms of the Unsecured Promissory Notes (including this Unsecured Promissory Note) are and will be identical except as to the name of the Holder thereof, the issue date thereof and the original principal amount thereof. The Unsecured Promissory Notes shall rank equally without preference or priority of any kind over one another, and all payments of interest and principal, and all capitalizations of interest, with respect thereto shall be made or effected ratably in proportion to the outstanding principal balance represented by each Unsecured Promissory Note. The Company and Holder acknowledge that the initial principal sum of this Unsecured Promissory Note as of the issue date shall be as set forth above, which includes a Two Hundred Forty-One Thousand Three Hundred Thirty-Three Dollars and Thirty-Three Cents ($241,333.33) original issue discount. Capitalized terms not defined herein have the meanings ascribed to such terms in the Purchase Agreement.

1.  Maturity Date; Pre-Payment.

(a) Maturity Date. Unless earlier repaid or exchanged pursuant to Section 3, all amounts outstanding and unpaid under this Unsecured Promissory Note, including any PIK Interest Amounts (as defined below) added to the principal balance hereof and any then unpaid and accrued interest, plus a premium equal to 30% of the original principal amount of this Unsecured Promissory Note, shall be due and payable upon demand by the Holder on, or at any time following April 19, 2027 (the “Maturity Date”); provided, however, that the Maturity Date shall be automatically extended to July 19, 2027 if, as of the initial Maturity Date, (i) the Business Combination Agreement has not been terminated and (ii) the Outside Date (as defined in the Business Combination Agreement) is at least six (6) months following the extended Maturity Date. Any payment pursuant to this Unsecured Promissory Note is subject in all respects to the Subordination Agreement.

(b) Pre-Payment. Other than as specifically permitted by this Unsecured Promissory Note and the Subordination Agreement, this Unsecured Promissory Note may not be prepaid, without the written consent of the Required Holder (as defined below).

2. Interest.

The Company shall pay interest on the outstanding principal amount hereof (including any PIK Interest Amount added to the principal balance hereof), which shall accrue beginning on the issue date set forth above at a rate equal to (i) eight percent (8%) per annum for any interest paid in cash (the “Cash Interest Rate”) and (ii) ten percent (10%) per annum for any interest paid in kind by adding such accrued and unpaid interest to the outstanding principal balance of this Unsecured Promissory Note (the “PIK Interest Rate” and, together with the Cash Interest Rate, as applicable, the “Interest Rate”), in each case computed on the basis of the actual number of days elapsed and a year of 365 days from the issue date of this Unsecured Promissory Note until the principal amount and all interest accrued thereon are paid or exchanged, as provided herein. Interest shall be due and payable monthly in arrears on the last Business Day of each calendar month (each, an “Interest Payment Date”). On each Interest Payment Date, the Company may elect to pay the interest accrued during the applicable interest period either (A) in cash at the Cash Interest Rate or (B) in kind at the PIK Interest Rate by adding the amount of such accrued and unpaid interest (the “PIK Interest Amount”) to the outstanding principal balance of this Unsecured Promissory Note, whereupon such PIK Interest Amount shall constitute principal hereunder and thereafter shall bear interest as principal. The Company shall provide the Holder written notice of any election to pay interest in kind not less than five (5) Business Days before the applicable Interest Payment Date; provided that the Company may indicate in such written notice that the election contained therein shall apply to future Interest Payment Dates until revised by a subsequent written notice. Subject to the foregoing, if the Company fails to timely deliver such notice for any Interest Payment Date, the Company shall pay all interest due on such Interest Payment Date in cash at the Cash Interest Rate.

3. Conversion in Connection with Business Combination.

(a) Upon the Business Combination Closing, without any action on the part of the Holder, the Company or any other party to the Business Combination Agreement, the unpaid principal amount of this Unsecured Promissory Note (including any PIK Interest Amounts added thereto) together with any interest accrued but unpaid thereon as of the day prior to such Business Combination Closing (such aggregate amount of principal and interest, the “BC Conversion Amount”), shall automatically be exchanged for a Subordinated Unsecured Convertible Note of PubCo with an original principal amount equal to the BC Conversion Amount in substantially the form attached hereto as Exhibit A (the “PubCo Note”). For purposes of calculating the BC Conversion Amount, any interest accrued but unpaid as of the day prior to the Business Combination Closing with respect to the then-current interest period for which no election pursuant to Section 2 has been made shall be computed at the PIK Interest Rate.

(b) If this Unsecured Promissory Note is to be automatically exchanged pursuant to Section 3(a), written notice shall be delivered to the Holder notifying the Holder of the exchange to be effected, specifying the BC Conversion Amount and the date on which such exchange is expected to occur, provided that failure of such notice shall not impact the exchange of this Unsecured Promissory Note as provided herein. The Holder agrees to deliver the original of this Unsecured Promissory Note if issued in physical form (or a notice to the effect that the original Unsecured Promissory Note has been lost, stolen or destroyed and an agreement acceptable to the Company and PubCo whereby the Holder agrees to indemnify the Company and PubCo for any loss incurred by it in connection with this Unsecured Promissory Note) at the Business Combination Closing for cancellation; provided, however, that upon such Business Combination Closing, this Unsecured Promissory Note shall be deemed exchanged for the PubCo Note and of no further force and effect, whether or not it is delivered for cancellation as set forth in this sentence. Upon such exchange, the PubCo Note shall be an unsecured obligation of PubCo and shall remain expressly subordinated to the Senior Obligations in accordance with the Subordination Agreement.

4. Covenants.

(a) This Unsecured Promissory Note shall constitute an unsecured obligation of the Company and shall not be secured by any Lien on any asset of the Company or any Subsidiary, and this Unsecured Promissory Note and all obligations hereunder shall be expressly subordinated in right of payment, enforcement and otherwise to the Senior Notes and the Senior Obligations pursuant to the Subordination Agreement.

(b) The Company (i) agrees that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law (wherever or whenever enacted or in force) that may affect the covenants or the performance of this Unsecured Promissory Note; and (ii) expressly waives all benefits or advantages of any such law and agrees that it will not, by resort to any such law, hinder, delay or impede the execution of any power granted to the Holder by this Unsecured Promissory Note, but will suffer and permit the execution of every such power as though no such law has been enacted. Notwithstanding anything to the contrary in this Unsecured Promissory Note or any other Transaction Document, it is the intention of the Company and the Holder that the Holder shall never be entitled to receive, collect, reserve or apply, as interest on this Unsecured Promissory Note (or any other amount deemed to be interest under applicable law), any amount in excess of the maximum rate of interest permitted to be charged by applicable law (the “Maximum Lawful Rate”). If any provision of this Unsecured Promissory Note or any other Transaction Document would obligate the Company to pay interest at a rate exceeding the Maximum Lawful Rate, the interest rate payable hereunder shall automatically be reduced to the Maximum Lawful Rate, and any amount previously received by the Holder in excess of the Maximum Lawful Rate shall be applied to reduce the outstanding principal (without any prepayment premium or penalty) or, if the principal has been paid in full, promptly refunded to the Company. In determining whether the interest paid or payable, under any specific contingency, exceeds the Maximum Lawful Rate, the Company and the Holder shall, to the extent permitted by applicable law, (i) characterize any non-principal payment as an expense, fee or premium rather than as interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate and spread the total amount of interest throughout the entire term of this Unsecured Promissory Note so that the interest rate is uniform throughout such term. Notwithstanding the foregoing waivers, nothing in this Section 4(b) is intended to, or shall be construed to, waive any right of the Company that may not be waived as a matter of applicable law.

(c) The Company shall use reasonable best efforts to cause each of the conditions precedent to the Business Combination Closing set forth in the Business Combination Agreement to be satisfied and shall not take, or omit to take, any action that would give either party the right to terminate the Business Combination Agreement or that would otherwise result in the failure of any condition precedent to the Business Combination Closing to be satisfied; provided nothing herein shall require the Company to waive the breach or default of any other party under the Business Combination Agreement.

(d) Until this Unsecured Promissory Note has been paid or otherwise satisfied in accordance with its terms, the Company shall maintain unrestricted cash and cash equivalents of at least $7,500,000 at all times and at least $10,000,000 as of the last day of each fiscal quarter of the Company.

(e) The Company shall comply in all respects with the covenants set forth in Section 4(g) of the Senior Promissory Notes (as in effect on the date hereof and as amended from time to time in accordance with the Senior Transaction Documents). Notwithstanding the foregoing, (i) no consent, approval or waiver of the Holder or the Required Holder shall be required under this Section 4(e) with respect to any action permitted under, or consented to or waived by the Senior Required Holder under, the Senior Promissory Notes, and any such consent or waiver by the Senior Required Holder shall be equally effective for purposes of this Section 4(e), and (ii) any breach of this Section 4(e) shall be subject in all respects to Section 5(d) and the Subordination Agreement.

5. Rights Upon Event of Default.

(a) Upon the occurrence and during the continuance of an Event of Default, if elected by the Required Holder, all amounts outstanding and unpaid under this Unsecured Promissory Note, including any PIK Interest Amounts added to the principal balance hereof and any then unpaid and accrued interest, together with an additional premium equal to forty percent (40%) of the original principal amount of this Unsecured Promissory Note, shall become due and payable without any notice, declaration, or other act on the part of the Holder. Upon the occurrence and during the continuance of an Event of Default, subject to Section 5(d) below, the Holder may exercise any or all of its rights, powers, or remedies under applicable law. If any amount payable hereunder is not paid when due, whether at stated maturity, by acceleration, or otherwise, such overdue amount shall bear interest at a rate equal to the applicable Interest Rate plus five percentage points (5%), stepping up to 10% after 90 calendar days from the date of such non-payment until such amount is paid in full. Notwithstanding the foregoing, for so long as any Senior Note remains outstanding, any acceleration, demand for payment or exercise of remedies pursuant to this Section shall be subject to Section 5(d) and the Subordination Agreement.

(b) As used herein, an “Event of Default” shall mean the occurrence of any one of the following events, which, in the case of clause (A) below, is not cured by the Company within ten (10) days following such Event of Default, unless the Required Holder has waived such Event of Default by delivery of written notice of such waiver to the Company: (A) a breach of any representation, warranty, covenant or agreement of the Company contained in the Purchase Agreement, this Unsecured Promissory Note or any other Transaction Document; (B) failure to pay any amount of principal or interest due hereunder when due (including by exchange in connection with the Business Combination Closing) and if such failure remains uncured for a period of at least five (5) Business Days; (C) entry of a decree or order by a court having jurisdiction adjudging the Company bankrupt or insolvent, or approving a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company, under federal bankruptcy law, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) days; or (D) the commencement by the Company of a voluntary case under federal bankruptcy law, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency, or other similar law, or the consent by the Company to the institution of bankruptcy or insolvency proceedings against it, or the filing by the Company of a petition or answer or consent seeking reorganization or relief under federal bankruptcy law or any other applicable federal or state law, or the consent by the Company to the filing of such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company or of any substantial part of the property of the Company, or the making by the Company of an assignment for the benefit of creditors, or the admission by the Company in writing of its inability to pay its debts generally as they become due, or the discontinuance of the business, dissolution, winding up, liquidation or cessation of the existence by or of the Company, or the taking of corporate action by the Company in furtherance of any such action; (E) the adoption by the Company’s Board or stockholders of any resolution for the liquidation, dissolution or winding up of the Company; (F) the Company fails to pay when due any of its Indebtedness (other than Indebtedness arising under this Unsecured Promissory Note), or any interest or premium thereon, when due and such failure continues after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; (G) one or more judgments or decrees in an aggregate principal amount in excess of $1,000,000 shall be entered against the Company and all of such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; (H) there shall have occurred any Material Adverse Effect; or (I) the Business Combination Agreement is terminated, canceled or otherwise ceases to be in full force and effect; provided that, for so long as any Senior Note remains outstanding, the consequences of an Event of Default under clause (I) shall be subject in all respects to Section 5(d) and the Subordination Agreement.

(c) Upon the occurrence of an Event of Default, the Company shall promptly, and in any event within two (2) Business Days after the occurrence of such Event of Default, deliver written notice thereof to the Holder.

(d) Notwithstanding anything herein to the contrary, for so long as any Senior Note remains outstanding, neither the Holder nor the Required Holder shall (i) declare or enforce any Event of Default, accelerate or demand immediate payment of this Unsecured Promissory Note, commence any suit, action or proceeding to collect or enforce this Unsecured Promissory Note, or exercise any other remedy arising from an Event of Default unless the Senior Required Holder has taken a substantially similar action with respect to the Senior Notes, and then only to substantially the same extent and subject in all respects to the Subordination Agreement, or (ii) otherwise take any affirmative enforcement action inconsistent with the action taken by the Senior Required Holder. Any action taken in violation of this Section 5(d) shall be null and void ab initio. The Senior Required Holder may waive any Event of Default under the Senior Notes without creating any independent right of the Holder to enforce this Unsecured Promissory Note.

6. General.

(a) Successors and Assigns. This Unsecured Promissory Note, and the obligations and rights of the Company hereunder, shall be binding upon and inure to the benefit of the Company, the Holder, and their respective successors and assigns.

(b) Subordination; Unsecured Status. This Unsecured Promissory Note is an unsecured obligation of the Company, and no Holder has been granted any Lien or security interest in any asset of the Company or any Subsidiary to secure this Unsecured Promissory Note. This Unsecured Promissory Note and all obligations hereunder are expressly subordinated in right of payment, enforcement and otherwise to the Senior Notes and the Senior Obligations. In the event of any conflict between this Unsecured Promissory Note and the Subordination Agreement, the Subordination Agreement shall control.

(c) Amendment; Waiver; Notice. Any provision of this Unsecured Promissory Note and the other Unsecured Promissory Notes may be amended, waived or modified upon the written consent of the Company and the Required Holder, and any such amendment, waiver or modification shall be binding upon the Holder and each holder of the other Unsecured Promissory Notes and their respective transferees and assigns; provided that no amendment, waiver or modification may (i) impose any additional obligation or liability on a Holder without such Holder’s consent, (ii) disproportionately and adversely affect a Holder relative to the other holders without such Holder’s consent, or (iii) amend, waive or modify any provision relating to the subordination of this Unsecured Promissory Note, the unsecured status hereof, the priority or payment of the Senior Obligations, or the limitations on enforcement by the Holder, in each case without the prior written consent of the Senior Required Holder to the extent required by the Subordination Agreement. Notwithstanding the foregoing, this Unsecured Promissory Note and each other Unsecured Promissory Note shall be deemed amended, waived or otherwise modified, without any action or consent of the Holder or the Required Holder, to the extent provided in Section 12(b) of the Subordination Agreement, and the Holder shall execute and deliver any instrument required pursuant to Section 12(b) of the Subordination Agreement. Notices shall be governed by the terms of Section 9(f) of the Purchase Agreement.

(d) Transfer. The terms and conditions of this Unsecured Promissory Note shall inure to the benefit of and be binding upon the respective successors and assigns of the Company and the Holder. Notwithstanding the foregoing, the Company may not assign or transfer any of its rights, or delegate any of its obligations, hereunder to another Person without the prior written consent of the Required Holder.

(e) Governing Law. The provisions of Section 9(a) of the Purchase Agreement are incorporated herein by reference and made a part hereof mutatis mutandis.

(f) Severability. If one or more provisions of this Unsecured Promissory Note are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Unsecured Promissory Note and the balance of the Unsecured Promissory Note shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

(g) Counterparts. This Unsecured Promissory Note may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including PDF) or other transmission method complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com), and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(h) Absolute Obligation. No provision of this Unsecured Promissory Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal amount of this Unsecured Promissory Note, and accrued but unpaid interest thereon, in each case, at the times, place, and rate, and in the coin or currency, herein prescribed. This Unsecured Promissory Note is a direct debt obligation of the Company and is an absolute obligation to pay. All payments hereunder shall be made without setoff, counterclaim or defense of any kind whatsoever. The foregoing is subject in all respects to the Subordination Agreement and shall not permit any payment or enforcement action prohibited thereby.

7. Intentionally Omitted.

8. Certain Definitions.

For purposes of this Unsecured Promissory Note, the following terms shall have the following meanings:

(a) “Anchor Purchase Agreement” means that certain Securities Purchase Agreement, dated as of September 17, 2026, by and among the Company, Silicon Valley Acquisition Corp. and the investors party thereto, as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms.

(b) “Business Days” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York generally are open for use by customers on such day.

(c) “Person” means an individual, a limited liability company, a limited liability partnership, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

(d) “Required Holder” means the Holder of this Unsecured Promissory Note; provided that any action by the Required Holder shall be subject to Section 5(d) and the Subordination Agreement for so long as any Senior Note remains outstanding.

(e) “Senior Notes” means, collectively, the Senior Promissory Notes and the senior secured convertible notes of the Successor Public Company issued in exchange therefor pursuant to the Anchor Purchase Agreement, including notes issued in exchange therefor, as amended, restated, supplemented, refinanced or replaced from time to time in accordance with the Senior Transaction Documents.

(f) “Senior Obligations” means all principal, interest, premiums, redemption amounts, fees, expenses, indemnities and other obligations owing from time to time under or in connection with the Senior Notes and the Senior Transaction Documents.

(g) “Senior Promissory Notes” means the secured promissory notes of the Company issued pursuant to the Anchor Purchase Agreement, as amended, restated, supplemented, refinanced or replaced from time to time in accordance with the Senior Transaction Documents.

(h) “Senior Required Holder” means the “Required Holder” under the Anchor Purchase Agreement and the Senior Notes, as such Person may change from time to time in accordance with the Senior Transaction Documents.

(i) “Senior Purchase Agreement” means the Anchor Purchase Agreement.

(j) “Senior Transaction Documents” means the Anchor Purchase Agreement, the Senior Notes and the security, guaranty and other transaction documents entered into in connection therewith, as amended from time to time in accordance with their terms.

(k) “Subordination Agreement” means that certain Subordination Agreement, dated as of October 19, 2026, among the Company, the Holder and the Senior Required Holder and/or the collateral agent for the holders of the Senior Notes, as amended from time to time in accordance with its terms.

(Remainder of Page Intentionally Left Blank; Signature Page Follows)

IN WITNESS WHEREOF, this Unsecured Promissory Note has been executed and delivered as a sealed instrument on the date first above written by the duly authorized representatives of the parties.

COMPANY:

EIGENQ, INC.

By:
Name:
Title:

Accepted and Acknowledged:

[●] (THE “SPV”)

By: [●], ADMINISTRATOR

By:
Name:	[●]
Title:	General Manager of the Administrator

Email:	[●]

Address:	[●]

[●]

By: THE ORGANIZER OF THE SPV,

[●]

By:
Name:	[●]
Title:	Managing Member

Address/Contact Info for Notice Purposes:

[●] [●]

Email:	[●]

EXHIBIT A

FORM OF PUBCO NOTE